Exhibit 99.3

bluebird bio Announces Updated Clinical Results from Ongoing Phase 1 Multicenter Study of LentiGlobin™ Gene Therapy in Severe Sickle Cell Disease at American Society of Hematology (ASH) Annual Meeting

– Promising early results from two patients treated under amended study protocol and with refined manufacturing process show 51% and 28% anti-sickling HbAT87Q at six and nine months, respectively, exceeding levels seen previously in the HGB-206 study –

– Plerixafor mobilization and apheresis cell collection for LentiGlobin manufacture now implemented in the study, first patient treated with this method had a peripheral VCN of 2.5 copies/diploid genome at month 1 –

– Company to hold webcast today, December 10, 8:30 p.m. ET –

Atlanta, GA, December 10, 2017 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, today announced that updated clinical results from HGB-206, the company’s ongoing Phase 1 multicenter study of its LentiGlobin gene therapy product candidate in patients with severe sickle cell disease (SCD), will be discussed in an oral presentation during the 59th Annual Meeting of the American Society of Hematology (ASH). In addition, a poster on the feasibility and potential benefits of plerixafor-mediated peripheral blood stem cell collection and drug product (DP) manufacturing in patients with SCD was presented yesterday at ASH.

“The promising early results from the first two patients treated under the amended HGB-206 study protocol indicate that the manufacturing and patient management changes we implemented may have a meaningful impact on patient outcomes,” said Dave Davidson, chief medical officer, bluebird bio. “These two patients have maintained higher levels of gene-marked cells in the blood following treatment compared to the previous patients in HGB-206. This improvement corresponds with increased production of the anti-sickling hemoglobin, HbAT87Q, made from LentiGlobin. We are hopeful that this high-level expression of HbAT87Q will lead to a sustained clinical benefit for these patients. The next group of patients in the study will be treated using LentiGlobin made from stem cells obtained from plerixafor-mobilized peripheral blood. Plerixafor mobilization in place of direct bone marrow harvest is less burdensome for patients, and our results suggest that this approach may be able to obtain a greater quantity of higher quality cells.”

Interim Results from a Phase 1/2 Clinical Study of LentiGlobin Gene Therapy for Severe Sickle Cell Disease (Oral Abstract #527)

Presenter: Julie Kanter, M.D., Medical University of South Carolina, Charleston, SC

Date & Time: Sunday, December 10 at 5:30 p.m.

Location:  Bldg C, Level 1, C101 Auditorium

“People with sickle cell disease have a genetic disease that causes the protein in red blood cells, called hemoglobin, to be misshapen. As a result of this abnormal hemoglobin, many affected individuals live with low blood counts and severe, recurrent pain crises that lead to organ damage and shortened life spans,” said Dr. Kanter. “It is also a disease that has been historically under-researched and under-resourced, with few treatment options beyond pain management. These early results with the revised study protocol indicate that gene therapy with LentiGlobin may allow people with SCD to produce substantial levels of normal, anti-sickling, adult hemoglobin. We are hopeful about the possibility that this could substantially reduce the painful and damaging crises that are a hallmark of this disease, potentially allowing patients to live longer, healthier lives.”

HGB-206 is an ongoing, open-label study designed to evaluate the safety and efficacy of LentiGlobin DP in the treatment of adults with severe SCD. Patients in this study are divided into three cohorts: A, B and C. Patients in Group A were treated under the original study protocol. Patients in Group B were treated under an amended study protocol that included changes intended to increase DP vector copy number (VCN) and improve engraftment of gene-modified stem cells. Patients in both Group A and B had DP made from stem cells collected using bone marrow harvest. Patients in Group C are also treated under the amended study protocol, but receive LentiGlobin made from stem cells collected from peripheral blood after mobilization with plerixafor rather than via bone marrow harvest. As of November 30, 2017, ten patients had been treated in the study and follow‑up data were available on nine patients from groups A and B, with a median of 21 (6-27) months since transplantation. Key results include:

	Group A N=7 Median (min-max)	Group B N=2
		Patient 1312	Patient 1313
Transduced CD34+ cells (%)	25 (8-42)	95[1], 90[1]	46, 83[1]
Drug product Cell Dose (x10[6] CD34+ cells)	2.1 (1.6-5.1)	3.2	2.2
Drug product VCN (copies per diploid genome)	0.6 (0.3-1.3)	2.9[1], 5.0[1]	1.4, 3.3[1]
VCN in peripheral blood (copies per diploid genome at last measurement)	0.1 (0.1-0.2)	2.5 (M6)	0.5 (M9)
HbAT87Q (g/dL at last measurement)	0.7 (0.5-2.0)	6.4 (M6)	3.0 (M9)
HbAT87Q (% of total, at last measurement)	7.9 (5.3-18.2)	51% (M6)	28% (M9)

[1]	LentiGlobin DP manufactured using refined process

•	Both patients in Group B were treated with two DP lots. Information from each of these LentiGlobin DP lots is reflected in the chart above.
o	Patient 1313 received LentiGlobin manufactured using a combination of the original and the refined manufacturing processes.
o	Patient 1312 received LentiGlobin manufactured entirely using the refined manufacturing process.
•	LentiGlobin DP has been manufactured for four patients in Group C:
o	Median transduced CD34+ cells: 80%
o	Median DP cell dose: 6.9 x10[6] CD34+ cells
o	Median DP VCN (copies per diploid genome): 3.3
•	The first patient treated with LentiGlobin (Group C) made using plerixafor-mobilized stem cells had a VCN in peripheral blood of 2.5 at one month.
•	The toxicity profile observed from drug product infusion to latest follow-up was generally consistent with myeloablative conditioning with single-agent busulfan.

Successful Plerixafor-Mediated Mobilization, Apheresis, and Lentiviral Vector Transduction of Hematopoietic Stem Cells in Patients with Severe Sickle Cell Disease (Poster Abstract #990)

Presenter: John Tisdale, M.D., National Heart, Lung and Blood Institute (NHLBI), Bethesda, MD

Date & Time: Saturday, December 9 at 5:30 p.m.

Location: Bldg A, Level 1, Hall A2

“Historically, harvesting stem cells from people with SCD required bone marrow harvest, a painful approach for obtaining cells that often yields a suboptimal dose level and cell quality,” said Dr. Tisdale. “The data we presented at ASH suggest that not only is this new approach using plerixafor mobilization generally tolerable for patients, but it may enable us to obtain a larger cell dose with a higher concentration of primitive stem cells. Cells with this primitive phenotype are more likely to become long-term sources of gene-modified red blood cells. We believe that providing more primitive hematopoietic stem cells that carry more copies of the gene therapy vector may be critical to realizing the full promise of gene therapy for people with SCD, and we look forward to getting more data on this new cohort of patients in the coming months.”

Results as of November 30, 2017:

	Bone Marrow Harvest	Plerixafor
Number of Patients	9 (26 BMHs)	7 (10 mobilization cycles)

Adverse Events	17 Grade 3 AEs following BMH in 5 patients, 4 were SAEs (1 procedural pain, 3 SCD pain crisis)	5 Grade 3 events included 2 non-serious (hypomagnesemia and non-cardiac chest pain) and 3 SAEs (1 patient each) of SCD pain crisis
CD34+ cells collected per harvest, median (min-max) cells/kg	5.0 (0.3-10.8) x 10[6]	10.4 (5.1-20.0) x 10[6]

Webcast Information
bluebird bio will host a webcast at 8:30 p.m. ET today, December 10, 2017. The webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com.

About SCD
Sickle cell disease (SCD) is an inherited disease caused by a mutation in the beta-globin gene, that produces βS-globin. High levels of HbS in patients with SCD are responsible for the characteristic chronic anemia, vaso-occlusive crises, and other acute and chronic manifestations of SCD which lead to significant morbidity and early mortality.

Where adequate medical care is available, common treatments for patients with SCD largely revolve around prevention of infection and management and prevention of acute sickling episodes. Chronic management may include hydroxyurea and, in certain cases, chronic transfusions. Allogeneic hematopoietic stem cell transplant (HSCT) is currently the only available option to address the underlying genetic cause of SCD, though it carries significant risk. Complications of allogeneic HSCT include a risk of treatment-related mortality, graft failure, graft versus host disease (GvHD) and opportunistic infections, particularly in patients who undergo non-sibling-matched allogeneic HSCT.

About bluebird bio, Inc.
With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin® product candidate, currently in five clinical studies for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bb2121 and bb21217 are each currently being studied in Phase 1 trials for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, Durham, North Carolina and Europe.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements whether the manufacturing process changes for LentiGlobin will improve outcomes of patients with transfusion-dependent ß-thalassemia and severe sickle cell disease, whether the planned changes to the HGB-206 clinical trial protocol, including plerixafor mobilization, will improve outcomes in patients with severe sickle cell disease. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing, planned or expanded clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing process or the HGB-206 clinical trial protocol will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates, including our bb2121 product candidate, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

Investors & Media

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com